Exhibit 99.1

FINISH LINE REPORTS 4% INCREASE IN 3rd QUARTER COMPARABLE STORE SALES

** Total sales increase 16% for Q3

** Comparable sales increase 4% on top of 8% gain for Q3 LY

** Increasing earnings guidance for Q3 and Q4

INDIANAPOLIS- December 1, 2005-The Finish Line, Inc. (NASDAQ:FINL) reported consolidated net sales of $274.0 million for the thirteen weeks ended November 26, 2005 (“3rd quarter” or “Q3”), an increase of 16% (sixteen percent) over net sales of $235.3 million for Q3 last year (“Q3 LY”). Comparable store net sales for Q3 increased 4% (four percent) on top of an 8% (eight percent) increase reported for the comparable 13-week period last year.

For the thirty-nine weeks ended November 26, 2005, consolidated net sales were $906.8 million an increase of 13% (thirteen percent) over net sales of $805.4 million reported for the thirty-nine weeks ended November 27, 2004. Year-to-date, comparable store net sales increased 1% (one percent) on top of a 9% (nine percent) increase reported for the comparable thirty-nine week period last year.

Mr. Alan H. Cohen, Finish Line’s Chairman and Chief Executive Officer stated: “We are pleased with our 3rd quarter sales which exceeded plan and were driven by renewed strength in footwear from our men’s and kids’ categories. Softgood sales rebounded from the negative 8% comp reported for the 2nd quarter to post a flat comp for Q3 led by a 5% comparable sales gain for November. This is a positive indicator as we enter the holiday selling season.”

As a result of sales exceeding plan, the Company now anticipates that diluted income per share for the 3rd quarter will range from $.01 to $.03 as compared to previous guidance of a diluted loss per share of -$.01 to -$.03. For Q3 LY, the Company reported restated diluted income of $.04 per share. For Q4, which will end February 25, 2006, comparable sales guidance is being increased to a range of 1%-2% (from flat) with total sales of $407 million (up from $401 million). In addition, the Company now anticipates that diluted income per share will range from $.58 to $.60 as compared to previous guidance of $.56 to $.58. Full fiscal year comp sales guidance is 1% (up from flat) with full year sales of $1.314 billion (up from $1.3 billion). For the current fiscal year, net income is now expected within a range of $1.22 to $1.26 per share up from previous guidance of $1.16 to $1.21 per share. We expect to report earnings for Q3 on Wednesday, December 21st, after the market closes followed by a live conference call Thursday morning, December 22nd at 8:30 am ET.

During Q3, the Company opened 20 new Finish Line stores, remodeled six existing stores and closed one store. Year-to-date, Finish Line has opened a total of 64 new stores, remodeled 21 existing stores and closed four stores. The Company plans to open four additional Finish Line stores in Q4 along with three remodels. As of November 26, 2005, the Company operated 658 Finish Line stores compared to 592 at November 27, 2004 an increase of 11%. In addition, Finish Line store square footage increased 9% to 3,707,000 square feet compared to 3,389,000 square feet at the end of Q3 LY.

The Company opened 11 new Man Alive stores during the third quarter and plans for two additional store openings in Q4. As of November 26, 2005, Man Alive operated 49 stores totaling 148,000 square feet.

The Company repurchased 1,224,600 shares of Class A Common Stock during Q3 under the current stock repurchase authorization, which expires December 31, 2007.

The Company has made available a recorded message covering the third quarter sales by dialing 1-706-645-9291 (Conference ID# = 2970023). This replay will be available for 48 hours beginning approximately 8:30am ET Thursday, December 1st. After the initial 48-hour period the recording will be available at www.Finishline.com through December 8th.

The Company has experienced, and expects to continue to experience, significant variability in net sales and comparable store net sales from quarter to quarter. Therefore, the results of the periods presented herein are not necessarily indicative of the results to be expected for any other future period or year.

Certain statements contained in this press release regard matters that are not historical facts and are forward looking statements (as such term is defined in the rules promulgated pursuant to the Securities Act of 1933, as amended). Because such forward looking statements contain risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward looking statements. Factors that could cause actual results to differ materially include, but are not limited to: changing consumer preferences; the Company’s inability to successfully market its footwear, apparel, accessories and other merchandise; price, product and other competition from other retailers (including internet and direct manufacturer sales); the unavailability of products; the inability to locate and obtain favorable lease terms for the Company’s stores; the loss of key employees, general economic conditions and adverse factors impacting the retail athletic industry; management of growth; and the other risks detailed in the Company’s Securities and Exchange Commission filings. The Company undertakes no obligation to release publicly the results of any revisions to these forward looking statement that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

The Finish Line, Inc. is one of the nation’s leading athletic specialty retailers offering the best selection of footwear, apparel and accessories for men, women and kids. Finish Line is publicly traded on the NASDAQ National Market under the symbol FINL and currently operates 658 stores in 48 states and online. In addition, the Company also operates 49 Man Alive stores in 12 states. To learn more about The Finish Line, visit www.finishline.com and to learn more about Man Alive visit www.manalive.com.

Investor Relations:
CONTACT:	Kevin S. Wampler, 317-899-1022, EXTENSION 6914
Executive Vice President - CFO
THE FINISH LINE, INC., INDIANAPOLIS

Media Requests:
CONTACT:	Elise Hasbrook, 317-899-1022, ext 6827
Corporate Communications Manager